EXHIBIT 10.49
CONFIDENTIAL
ORBCOMM Inc.
INTERNATIONAL VALUE ADDED RESELLER AGREEMENT
     This U.S. Value Added Reseller Agreement (“Agreement”) is entered into as of this 31th day of July 2006, by and between ORBCOMM Inc., a Delaware corporation (“ORBCOMM”), with its offices located at 2115 Linwood Avenue, Fort Lee, New Jersey 07024, and XATA Corporation, a Minnesota corporation (“Reseller”), with its offices located at 151 East Cliff Road, Burnsville, Minnesota 55337.
WITNESSETH:
     WHEREAS, ORBCOMM operates a system that provides low-Earth orbit satellite-based data communication services; and
     WHEREAS, Reseller desires to market and sell access to and use of the ORBCOMM System in the Territory solely with respect to the Application (as defined herein below) in accordance with the terms of this Agreement.
     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1 — DEFINITIONS
     (a) “Administrative Charges” means the standard charges and fees of ORBCOMM for performing administrative changes with respect to particular Subscriber Communicators as set forth on the Pricing Rate Schedule.
     (b) “Affiliate” means, with respect to any Person (i) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     (c) “Agent” means a Person (other than a Reseller or an Affiliate of Reseller) that is authorized pursuant to Section 12 hereof to market and sell access to and use of the ORBCOMM System on Reseller’s behalf.
     (d) “Application” means the application or applications used by Reseller and described on Exhibit B and such other applications as may be approved in writing by

ORBCOMM in its sole discretion and which shall be described by written amendment to Exhibit B.
     (e) “Billing Cycle” means that monthly period selected by ORBCOMM for billing charges incurred by Reseller and due ORBCOMM; provided that ORBCOMM may from time to time change the beginning and ending dates of such monthly period upon not less than sixty (60) days prior written notice to Reseller.
     (f) “Billing Cycle Amount” means, with respect to any Billing Cycle, the sum of all charges incurred for such Billing Cycle (or, to the extent not previously billed, any prior Billing Cycle, but in no event shall ORBCOMM include in any Billing Cycle Amount charges for ORBCOMM Services rendered more than sixty (60) days prior to the then current Billing Cycle), including Access Charges, Usage Charges (pro rated for the number of days during such Billing Cycle each Subscriber Communicator is provisioned), Provisioning Charges, Administrative Charges and Miscellaneous Charges, for all Subscriber Communicators in each case, calculated using the prices set forth in the Pricing Rate Schedule.
     (g) “Effective Date” means the date of this Agreement as set forth in the Preamble.
     (h) “Event of Default” has the meaning set forth in Section 13.
     (i) “Facilities” means the satellites, ground segment equipment, network control equipment, gateway Earth stations and other equipment comprising the ORBCOMM System.
     (j) “FCC” means the United States Federal Communications Commission or any successor agency thereto.
     (k) “First-Line Support” means customer support that is provided using a facility that is staffed by trained personnel who are equipped, among other things, to receive telephone, facsimile and e-mail inquiries from Subscribers and to dispose of such inquiries promptly by (i) resolving such inquiries and/or (ii) opening trouble tickets, which may involve elevating such inquiries to higher levels of support as necessary, monitoring the resolution process and informing the Subscriber of the status of the relevant trouble ticket and of the ultimate resolution of the trouble ticket. First-Line Support also includes the ability to monitor and track the types of inquiries received and the status of such inquiries.
     (l) “Governmental Authority” means any federal, state, local or other governmental agency or authority of the United States or any other country.
     (m) “Minimum Billing Cycle Amount” means the amount set forth in Section 7.

     (n) “Miscellaneous Charges” means such miscellaneous charges of ORBCOMM as may be in effect from time to time.
     (o) “ORBCOMM” means ORBCOMM Inc., a Delaware corporation, and any of its wholly owned subsidiaries.
     (p) “ORBCOMM Graphic Identity Manual” means the ORBCOMM Graphic Identity Manual, available, upon written request to ORBCOMM, as such ORBCOMM Graphic Identity Manual may be modified from time to time by ORBCOMM in accordance with Section 6(a).
     (q) “ORBCOMM Services” means services provided by ORBCOMM using the ORBCOMM System from time to time.
     (r) “ORBCOMM System” means the low-Earth orbit satellite-based data communication system operated by ORBCOMM or any successors and assigns thereof.
     (s) “Permits” means any permits, franchise, license, license exemption, consent, approval, authorization, registration, equipment type approval, or import approval; the issuance of which is required by a Governmental Authority with jurisdiction in any country in the Territory, to facilitate the provision of ORBCOMM Services by Reseller in accordance with this Agreement.
     (t) “Person” means an individual or a corporation, partnership, association, trust or any other entity or organization.
     (u) “Pricing Rate Schedule” means the Pricing Rate Schedule, a current copy of which is attached hereto as Exhibit C, which may be amended pursuant to Section 7 at any time and from time to time by ORBCOMM on at least sixty (60) days prior written notice to Reseller.
     (v) “Provisioning Charge” means the charge for the activation of a particular Subscriber Communicator for use in connection with the ORBCOMM System in the Territory, or outside the Territory if Roaming Approved, as set forth on the Pricing Rate Schedule.
     (w) “Roaming” means the temporary and pre-approved by ORBCOMM use of a Subscriber Communicator outside of the Territory.
     (x) “Roaming Approved” means an Application which has been approved by ORBCOMM to incorporate roaming.
     (y) “Subscriber” means a customer purchasing access to and use of the ORBCOMM System from Reseller or an Agent of Reseller.

     (z) “Subscriber Communicator” means the equipment used by Reseller or its Agents or Subscribers to access the ORBCOMM System, incorporating a modem which has been Type Approved by or on behalf of ORBCOMM for use with the ORBCOMM System and to which a physical serial number, device control number, radio identification codes, and a Subscriber Communicator Address have been assigned.
     (aa) “Subscriber Communicator Address” means the unique subscriber communicator address or addresses assigned to a Subscriber Communicator for use within the ORBCOMM System.
     (bb) “Subscriber Information” means any information regarding a Subscriber or Subscriber Communicator provided to ORBCOMM by Reseller, Reseller’s Agents or Reseller’s employees during the term of this Agreement.
     (cc) “Territory” means the geographic or other market territory set forth in Exhibit A hereto.
     (dd) “Type Approved” means the approval for use with the ORBCOMM System granted by or on behalf of ORBCOMM to each model or type of modem based on ORBCOMM’s determination that such model or type of modem meets the requirements set forth in the applicable specifications and successfully meets the testing requirements specified in each applicable subscriber communicator manufacturing agreement.
     (ee) “Usage Charges” means the per unit charges incurred by a particular Subscriber Communicator as set forth on the Pricing Rate Schedule.
SECTION 2 — PURCHASE OF SERVICE; NON-EXCLUSIVE LICENSE
     (a) Purchase and Sale. ORBCOMM hereby agrees to sell to Reseller, and Reseller hereby agrees to buy from ORBCOMM, ORBCOMM Services pursuant to the terms of this Agreement in connection with the use of the ORBCOMM System solely within the Territory and solely with respect to the Application.
     (b) Non-Exclusive License to Resell. ORBCOMM hereby grants to Reseller a non-exclusive license to resell access to and use of the ORBCOMM System in accordance with the terms of this Agreement solely within the Territory and solely with respect to the Application. Any purported resale by Reseller to a prospective Subscriber outside of the Territory, other than with respect to the Application or other than pursuant to the terms and conditions of this Agreement, shall be null and void.
     (c) Non-Exclusive License to Promote. ORBCOMM hereby grants to Reseller a non-exclusive license to promote, solicit and market access to and use of the ORBCOMM System solely within the Territory and solely with respect to the Application.

     (d) Sublicense. Subject to Section 12, Reseller may sublicense Agents to promote, solicit and market access to and use of the ORBCOMM System on Reseller’s behalf, provided that a Subscriber shall, in any event, purchase and receive services directly from Reseller and not from any Agent.
SECTION 3 — TERM OF AGREEMENT
     Subject to the provisions of this Agreement, the term of this Agreement shall commence on the Effective Date and continue for a period of three (3) years (hereinafter the “Initial Term”). This Agreement may be renewed for an additional term of three (3) years (the “Initial Renewal Term”), provided Reseller first notifies ORBCOMM in writing of its desire to extend the Agreement for such Initial Renewal Term at least 90 days prior to the expiration of the Initial Term. This Agreement may be renewed for further terms of three (3) years each (each a “Subsequent Renewal Term” and, together with the Initial Term and the Initial Renewal Term, collectively the “Term”) provided that: (i) Reseller first notifies ORBCOMM in writing of its desire to extend the Agreement at least ninety (90) days prior to the expiration of the Initial Renewal Term or any Subsequent Renewal Term, and, (ii) ORBCOMM notifies Reseller in writing of its desire to extend the Agreement for such Subsequent Renewal Term at least thirty (30) days prior to the expiration of the Initial Renewal Term or any Subsequent Renewal Term.
SECTION 4 — RESPONSIBILITIES OF RESELLER
     (a) Promotion. Reseller shall promote, solicit and market access to and use of the ORBCOMM System within the Territory and with respect to the Application. Reseller shall use all reasonable efforts to secure and retain Subscribers for the Application in the Territory. Reseller shall not promote, solicit or market access to and use of the ORBCOMM System or otherwise take any action or participate in any activity that is reasonably likely to result in the promotion, solicitation or marketing of access to and use of the ORBCOMM System outside of the Territory. Reseller shall not promote, solicit or market access to the ORBCOMM System in connection with any application other than the Application.
     (b) Sales Forecast. Reseller shall, upon request by ORBCOMM promptly provide ORBCOMM with a written sales forecast, substantially in the form of Exhibit D (the “Sales Forecast”) setting forth in reasonable detail the information requested. Reseller shall prepare the Sales Forecast on the basis of Reseller’s good faith estimate of projected sales and on the basis of reasonable, good faith assumptions.
     (c) Provisioning. Reseller shall promptly notify ORBCOMM, in the manner prescribed by ORBCOMM from time to time, of each Subscriber addition, Subscriber Communicator Address change, Subscriber suspension or deletion from the ORBCOMM System or other change in the service requested by Subscriber. Reseller shall be responsible for all charges incurred from the date of any Subscriber addition through the date Reseller properly notifies ORBCOMM of such Subscriber’s suspension, deletion or account transfer, Subscriber

Communicator Address change or other service change. In the event Reseller does not properly notify ORBCOMM, in the manner prescribed by ORBCOMM, of a Subscriber suspension, deletion or account transfer, Subscriber Communicator Address change or other service change, Reseller shall be responsible for all charges incurred by that Subscriber through and including the business day following the business day Reseller properly notifies ORBCOMM of that Subscriber’s suspension, deletion or account transfer, Subscriber Communicator Address change or other service change. Upon not less than ten (10) days prior written notice, ORBCOMM may change the manner by which Reseller notifies ORBCOMM of a Subscriber addition, Subscriber Communicator Address Change, Subscriber suspension or deletion from the ORBCOMM System, or other change in the service requested by Subscriber.
     (d) Payments. Reseller shall be solely responsible for (i) billings to and collections from its Subscribers and (ii) all amounts due to ORBCOMM under Section 7 in accordance with invoices rendered by ORBCOMM with respect to any Subscriber Communicator under Reseller’s account regardless of whether or not Reseller bills and/or collects from its Subscribers in the manner prescribed by ORBCOMM from time to time.
     (e) Representations and Warranties. Reseller shall not, and shall procure that its Agents shall not, make any representation, warranty, indemnity or similar claim concerning the operation, performance, reliability, redundancy, fitness for particular purpose or similar feature of the ORBCOMM System or ORBCOMM Services except as specifically set forth herein and as shall be consistent with any and all written documentation provided by ORBCOMM to Reseller, as such information may be revised from time to time by ORBCOMM. ORBCOMM shall provide Reseller with updated versions of such written documentation upon thirty (30) days notice in the event material changes are made by ORBCOMM to such documentation.
     (f) Standards. Reseller shall, and shall procure that its Agents shall, employ the highest standards of business conduct in the performance of its business and its obligations hereunder. Reseller shall, and shall procure that its Agents shall, not do anything that could reasonably be expected to discredit, dishonor, reflect adversely on or injure the reputation of ORBCOMM, the ORBCOMM Services, or the ORBCOMM System.
     (g) Support and Training. Reseller shall provide adequate support and training to its Subscribers with respect to the access to and use of the ORBCOMM System in connection with the Application.
     (h) Demonstration Units. Reseller shall not be entitled to the use of any Subscriber Communicators as demonstration units without the express, prior, written permission of ORBCOMM. Reseller shall submit to ORBCOMM a written request for each demonstration unit desired which shall detail among other things: (i) the number of demonstration units required by Reseller; (ii) the period of time the demonstration units will be required; (iii) the application to be demonstrated; and, (iv) the prospective customer. Demonstration units provided to Reseller pursuant this Section 4(h) shall not be subject to any fees except for Provisioning Charges. ORBCOMM may deactivate an unauthorized demonstration unit at any time with or without notice to Reseller and without any liability to

Reseller and may deactivate an authorized demonstration unit at any time with or without notice following the expiration of the relevant demonstration period. Nothing in this Section 4(h) shall prohibit Reseller from activating Subscriber Communicators for it own account, subject to the Pricing Rate Schedule, to be used for demonstration purposes.
     (i) Contracts. Reseller shall enter into a contract (which may include a purchase order or other similar binding agreement) with each of its Subscribers, which contract shall provide, in addition to such other terms and conditions as Reseller may require (provided such terms and conditions do not conflict with any of the terms required by this Section 4(i)), for the following provisions (and any other provisions that ORBCOMM may from time to time reasonably require Reseller to include):
     (i) Subscriber shall not have and shall not acquire any proprietary interest in the Subscriber Communicator Address or any other numbers or codes associated with or allocated to a Subscriber Communicator.
     (ii) NONE OF ORBCOMM, XATA OR ANY AFFILIATE OF ORBCOMM OR XATA HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO THE ORBCOMM SYSTEM OR THE ORBCOMM SERVICES. EACH OF ORBCOMM, XATA AND THEIR AFFILIATES EXPRESSLY DISCLAIMS WITH RESPECT TO SUBSCRIBER AND SUBSCRIBER EXPRESSLY WAIVES, RELEASES AND RENOUNCES ALL WARRANTIES OF ORBCOMM, XATA AND THEIR AFFILIATES ARISING BY LAW OR OTHERWISE, WITH BUT NOT LIMITED TO: (A) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; (C) ANY WARRANTIES AS TO THE ACCURACY, AVAILABILITY OR CONTENT OF THE ORBCOMM SYSTEM, THE ORBCOMM SERVICES OR ANY OTHER SERVICES PROVIDED BY ORBCOMM, XATA OR THEIR AFFILIATES USING THE ORBCOMM SYSTEM; AND (D) ANY WARRANTY UNDER ANY THEORY OF LAW, INCLUDING ANY TORT, NEGLIGENCE, STRICT LIABILITY, CONTRACT OR OTHER LEGAL OR EQUITABLE THEORY. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING CAPACITY OR SUITABILITY FOR USE, THAT IS NOT CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO BE A WARRANTY BY ORBCOMM, XATA OR THEIR AFFILIATES.
     (iii) Subscriber acknowledges and understands that it shall bear all responsibility, risk and cost associated with developing and maintaining its business, and neither ORBCOMM, XATA, nor their Affiliates shall be liable to Subscriber for any costs or damages caused by any failure or impaired performance of the ORBCOMM System or any component thereof.

          (iv) Subscriber acknowledges that ORBCOMM shall supply the ORBCOMM Services on a good faith efforts basis and that service failures and interruptions may occur and are difficult to assess as to cause or resulting damages. The parties agree that, except for the credits to Subscriber due from XATA pursuant to Section ___of this Agreement, none of ORBCOMM, XATA, nor their Affiliates shall be liable to Subscriber for any losses or damages of any kind whatsoever arising out of any failure of performance, error, omission, interruption, deletion, defect, delay in operation or transmission, communication line failure, theft or destruction or unauthorized access to, alteration of or use of records associated with the ORBCOMM System or the ORBCOMM Services, whether for breach of contract, tortious behavior, negligence or under any other cause of action.
          (v) IN NO EVENT SHALL ORBCOMM OR ITS AFFILIATES HAVE ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY TO SUBSCRIBER UNDER THIS AGREEMENT FOR LOSS OF USE, REVENUE OR PROFIT OR ANY OTHER INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES. In addition, in no event shall any liability of ORBCOMM or its Affiliates exceed the amount of One Thousand U.S. Dollars (US$ 1,000.00).
          (vi) Use of the ORBCOMM System or the ORBCOMM Services is authorized by Governmental Authorities only in certain countries, and is permissible only when all Permits have been received from the applicable Governmental Authorities. In addition, use of a Subscriber Communicator is only permissible if it has been specifically approved for use in that country or territory. For information on those countries or territories in which use of the ORBCOMM System is authorized and whether a Subscriber Communicator has been approved for use in another country or territory, please contact your [NAME OF RESELLER HERE] representative.
               (j) First-Line Support. Reseller shall provide, at its own cost and expense, First-Line Support to Subscribers. Reseller shall diligently investigate, with the assistance of ORBCOMM, if such assistance is reasonably requested by Reseller, any complaint from any Subscriber relating to the provision of ORBCOMM Services to such Subscriber, and shall provide ORBCOMM with a summary report describing those complaints deemed significant by Reseller, which report shall describe the reasons for such complaint.
          (k) Inventory. Reseller shall maintain a sufficient inventory of Subscriber Communicators in good working order for purposes of replacing defective or malfunctioning units, spares and new account sales. Reseller shall work directly with the providers of the Subscriber Communicators to ensure that Subscriber Communicators in need of repair shall be promptly exchanged or repaired.
          (l) Tax. Reseller shall, and shall procure that its Agents shall, provide ORBCOMM with a valid resale tax certificate, and accordingly, ORBCOMM is not required to collect from Reseller or its Agents any sales, use, excise or other similar tax on ORBCOMM Services provided by ORBCOMM to Reseller. All other applicable transfer taxes and filing, recording, registration, stamp, VAT, documentary and other similar taxes and fees that are payable in connection with this Agreement will be borne by and be the obligation of Reseller and its Agents.
     (m) Standards. Reseller shall comply, and shall procure that its Agents shall comply, with the standards established by ORBCOMM for use its service marks, trademarks and trade names as contained in the ORBCOMM Graphic Identity Manual, for all advertising, promotional and Subscriber training materials to be used or distributed by Reseller or its Agents in connection with ORBCOMM, the ORBCOMM System or any ORBCOMM Services.
SECTION 5 — RESPONSIBILITIES OF ORBCOMM
     (a) Access. Subject to the provisions of this Agreement and the operational policies established by ORBCOMM in its sole discretion from time to time, ORBCOMM shall provide access to and use of the ORBCOMM System to the Subscribers pursuant to the terms and conditions of this Agreement.
     (b) Invoices. Following the end of a Billing Cycle, ORBCOMM shall provide an invoice to Reseller setting forth the Billing Cycle Amount charged to Reseller for such Billing Cycle. In no event shall ORBCOMM include in any Billing Cycle Amount charges for ORBCOMM Services rendered more than sixty (60) days prior to the then-current Billing Cycle.
     (c) Licenses and Permits. ORBCOMM shall use all commercially reasonable efforts to maintain, or to cause its Affiliates to maintain, as the case may be, all Permits required by the FCC or any other applicable Governmental Authority for ORBCOMM to provide ORBCOMM Services in the Territory.
     (d) Changes. Upon receipt of the notice referred to in Section 4(c), ORBCOMM shall effect such Subscriber addition, Communicator Address change, Subscriber deletion or suspension, or other change in service from the ORBCOMM System within three business days or as soon thereafter as practicable.
     (e) Operation of ORBCOMM Service; Transmission of Subscriber Data. ORBCOMM shall maintain the ORBCOMM System in proper working order, and ORBCOMM shall use commercially reasonable efforts to (i) minimize any downtime or service interruptions regarding the ORBCOMM System and the ORBCOMM Services; and (ii) ensure that Subscriber Data is timely, accurately and securely transmitted from, and sent to, the applicable Subscriber Communicators via the ORBCOMM System. ORBCOMM shall provide notice to Reseller regarding any downtime or service interruptions regarding the ORBCOMM System and ORBCOMM Services and shall keep Reseller informed of ORBCOMM’s progress to restore service.

     (f) Network Outages and Service Interruptions. Reseller shall have no obligation to pay to ORBCOMM Billing Cycle Amounts of ORBCOMM Services rendered during periods of system-wide service outages or interruptions of more than 48 hours directly resulting from malfunctions or failures in the ORBCOMM System to operate within its normal operational and technical parameters (“Outage Periods”). ORBCOMM shall issue credits, if necessary, against any Billing Cycle Amounts during any Outage Periods. Reseller shall be entitled to credit such pro-rata amounts against Subscriber invoices.
     (g) ORBCOMM Maintenance and Repairs. ORBCOMM shall have the right to interrupt the ORBCOMM Services from time to time, without prior notice to Reseller, for the purpose of performing maintenance on or upgrading the ORBCOMM System, and such interruptions of ORBCOMM Service shall not be deemed an Outage Period as defined in the preceding Section. Notwithstanding the foregoing, ORBCOMM shall notify Reseller no less than forty-eight (48) hours in advance of any scheduled interruptions of the ORBCOMM Service for the purpose of performing maintenance on or upgrading the ORBCOMM System.
     (h) Sales and Marketing Assistance. ORBCOMM agrees to provide reasonable sales and technical support to Reseller as may be reasonably requested by Reseller to assist in securing strategic or significant customer accounts, provided such support does not interfere with ORBCOMM’s regular course of business. Such support may include accompanying Reseller personnel at sales meetings, participating on sales teleconferences or attending trade shows. Prior to ORBCOMM providing such support, the parties shall agree to the costs associated with such support that Reseller shall reimburse ORBCOMM for and Reseller shall reimburse ORBCOMM for such costs.
     (i) Backwards Compatibility. ORBCOMM shall make all commercially reasonable efforts to ensure that the ORBCOMM System remains backwards compatible with Subscriber Communicators provisioned on the ORBCOMM System prior to such changes for at least seven (7) years from the date hereof; provided, however, ORBCOMM shall not be responsible for changes to the ORBCOMM System which are required by any relevant Governmental Authority which render the ORBCOMM System incompatible with Subscriber Communicators provisioned prior to such change.
SECTION 6 — TRADE NAME, TRADEMARKS AND OTHER RIGHTS AND INTERESTS
     (a) Right to Use. Both parties acknowledge and agree that “ORBCOMM” and all related marks, logos and designs are service marks, trademarks and a trade name of ORBCOMM or its Affiliates (collectively, the “ORBCOMM Marks”). ORBCOMM hereby grants to Reseller rights to use such ORBCOMM Marks in the Territory solely in connection with the activities authorized under this Agreement and in furtherance of the purposes of this Agreement, with the right to sublicense such rights to its Agents; provided, that such rights to use the ORBCOMM Marks shall terminate immediately and without further action upon the termination or expiration of this Agreement. Reseller shall, and shall cause its Agents who are sublicensed under this Agreement to, use the ORBCOMM Marks in all of their printed and electronic media material that refer to ORBCOMM, the ORBCOMM System, ORBCOMM Services or the Application, either directly or indirectly, in strict conformity to all ORBCOMM’s requirements for use of the ORBCOMM Marks, including registry and trademark symbols set forth in the ORBCOMM Graphic Identity Manual, and shall be subject to ORBCOMM’s review from time to time at ORBCOMM’s request. ORBCOMM shall have the right to reject any use of the ORBCOMM Marks as non-compliant with the ORBCOMM Graphic Identity Manual in its sole discretion. ORBCOMM shall have the right to modify the ORBCOMM Graphic Identity Manual from time to time after giving Reseller not less than five business days prior written notice of such modification; provided, that for a period of six months from the receipt of such notice, Reseller shall be entitled to continue to use all existing marketing materials that previously complied with the ORBCOMM Graphic Identity Manual. Reseller shall be responsible for ensuring that its Agents to whom it sublicenses the ORBCOMM Marks comply in all respects with the terms of use of the ORBCOMM Marks as set forth herein, and Reseller hereby agrees to indemnify, defend and hold harmless ORBCOMM from and against any loss, expense or settlement arising from its Agents’ failure to abide by such terms.
     (b) Cooperation. Reseller shall, and shall cause its Agents to, cooperate with ORBCOMM in providing support and any information that may be required in defense of the ORBCOMM Marks as a result of the use thereof by Reseller or its Agent(s) pursuant to this Agreement.
     (c) Revocation. ORBCOMM reserves the right to revoke the license to use the ORBCOMM Marks, if, in its sole discretion, it determines that Reseller or its Agents have improperly used any such material.
     (d) Prohibited Acts. Reseller agrees, and shall cause its Agents, not to (i) engage in any activities or commit any acts, directly or indirectly, that may contest, dispute or otherwise impair ORBCOMM’s right, title and interest in the ORBCOMM Marks, (ii) sublicense use of the ORBCOMM Marks to any other Person, without the express written consent of ORBCOMM; (iii) attempt to register any of the ORBCOMM Marks or any other trademarks confusingly similar thereto; or (iv) use any trademarks confusingly similar to the ORBCOMM Marks. This provision shall survive termination of this Agreement.
     (e) Approvals. Reseller shall be required to obtain for itself and its Agents to whom it has granted sublicenses under the ORBCOMM Marks, the prior written consent of ORBCOMM for (i) any advertising, packaging, promotional, instructional and billing materials that contain references to ORBCOMM, or (ii) any use of the word “ORBCOMM” for a logo, trademark, service mark or trade name; provided that if such materials or use, as the case may be, comply with the provisions of ORBCOMM’s Graphic Identity Manual with respect thereto, the prior written consent of ORBCOMM shall not be required. Further, unless rejected within ten (10) days of receipt thereof by ORBCOMM, such materials or use shall be deemed approved by ORBCOMM.
SECTION 7 — FEES AND PAYMENT TERMS

     (a) Fees. Reseller shall pay to ORBCOMM (or its designee) the greater of the Billing Cycle Amount or the Minimum Billing Cycle Amount for any Billing Cycle as provided in this Section 7. The Minimum Billing Cycle Amount shall be $2,500.00.
     (b) Changes to the Pricing Rate Schedule. ORBCOMM, in its sole discretion, may modify the Pricing Rate Schedule upon sixty (60) days written notice to Reseller; provided, however, that if any change is an increase such change shall be limited to no more than * percent, and occur no more frequently than once annually; provided further, however, that such changes shall only apply to Subscriber Communicators provisioned after the change is effective and to those provisioned before at such time their contracts with Reseller are renewed after the changes become effective.
     (c) Most Favored Pricing. Subject to the terms of the last paragraph of this Section 7(c), ORBCOMM agrees that the Pricing Rate Schedule as set forth in Exhibit C consists of pricing for each Price Plan Code and fee item that is less than or equal to that of any other reseller other than Volvo Group and its Affiliates or General Electric Company and its Affiliates in the non-OEM, in-cab, commercial trucking market based on the number of Subscriber Communicators provisioned on it’s account and whose message profile and frequency of transmission are in the same categories as Reseller’s. ORBCOMM further agrees, subject to the terms of the last paragraph of this Section 7(c), to amend the Price Rate Schedule to ensure that, for Term of the Agreement, such pricing continues to be less than or equal to that of any other reseller other than the Volvo Group and its Affiliates or General Electric Company and its Affiliates in the non-OEM, in-cab, commercial trucking market based on the number of Subscriber Communicators provisioned on it’s account and whose message profile and frequency of transmission are in the same categories as Reseller’s. For clarification, this Section 7(c) shall not be invoked in cases where other resellers are utilizing Reseller’s Applications.
     Subject to the terms of the last paragraph of this Section 7(c), if ORBCOMM shall at any time enter into a value added reseller agreement with any of companies listed in Exhibit E for applications that directly compete with those contained in Exhibit B, then the prices provided to such company shall not be less then those in Exhibit C hereof, for the same message profile and frequency of transmission categories regardless of what number of Subscriber Communicators such company has provisioned on it’s account. In addition, notwithstanding anything contained herein to the contrary, ORBCOMM shall not give any other U.S. value added reseller (other than (a) Volvo Group or its Affiliates, (b) General Electric Company or its Affiliates or (c) another reseller utilizing Reseller’s Applications), for any application which directly competes with those contained in Exhibit B in the non-OEM market, a price lower than that charged to Reseller for the same message profile and frequency of transmission categories, unless the number of Subscriber Communicators provisioned on its account is more than the number of units being paid for by Reseller plus 30%.
     Subject to the terms of the last paragraph of this Section 7(c), if at any time during the Term of this Agreement, ORBCOMM does enter into pricing arrangements which does not conform to this Section 7(c), then ORBCOMM shall adjust the Price Rate Schedule to be lower than such prices.

*	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

     Notwithstanding anything contained herein to the contrary, ORBCOMM’s obligations under this Section 7(c) shall apply only for so long as Reseller has provisioned on the ORBCOMM System on its account no fewer than * new billable Subscriber Communicators (net of any deactivations or suspensions) during each previous twelve month period by each anniversary date of this Agreement, in each case, in excess of the aggregate number of billable Subscriber Communicators provisioned on Reseller’s account as of the beginning of such twelve month period. For the avoidance of doubt, if Reseller fails to provision at least * billable Subscriber Communicators (net of any deactivations or suspensions) during the previous twelve months by any anniversary of this Agreement, then ORBCOMM shall have no further obligations under this Section 7(c).
     (d) Currency. All amounts to be paid by Reseller pursuant to this Section 7 shall be paid in full in U.S. Dollars within forty-five (45) days of the date of the invoice.
     (e) Method of Payment. All amounts to be paid by Reseller pursuant to this Section 7 shall be paid by check or wire transfer of immediately available fiends in accordance with ORBCOMM’s written instructions as set forth in the invoice.
     (f) Late Fees. All amounts to be paid by Reseller pursuant to this Section 7 must be received by the due date to be considered paid on time. ORBCOMM reserves the right to apply a late payment fee on any balances that remain unpaid forty-five (45) days following the date of the invoice in the amount equal to the lesser of one (1) percent per month of such amount beginning on the date the payment was due.
     (g) Taxes. The charges or fees set forth in the Pricing Rate Schedule exclude all present and future taxes, duties, required contributions or fees of any nature, including, but not limited to federal, state, national, provincial, local or other sales or use taxes, fees, excises, property or gross receipts taxes or fees, value-added taxes, telecommunication taxes, license or access fees, or other taxes or duties that may now or hereafter be levied on the services provided or on the charges or fees invoiced to Reseller under this Agreement (collectively, “Taxes”). Any such Taxes, however denominated, that may now or hereafter be levied on the services provided or payments made under this Agreement, excluding taxes based on ORBCOMM’s net income, shall be paid by Reseller and the relevant amount payable by Reseller shall be increased by such amount as is necessary to make the actual amount received by ORBCOMM after such withholding equal to the amount that would have been received had no withholding been required and Reseller shall make such withholding and pay the amount withheld to the relevant taxation authority. Reseller is responsible for (i) the payment of Taxes, whether they are concurrently invoiced by ORBCOMM with the original invoiced amount or subsequently invoiced by ORBCOMM, (ii) determining the applicability to Reseller of the tax

*	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

laws of the jurisdiction where delivery occurs, and (iii) the collection and payment of all required Taxes from its Subscribers.
SECTION 8 — REPRESENTATIONS, WARRANTIES AND COVENANTS
     (a) Representations and Warranties. Reseller represents and warrants to ORBCOMM that (i) Reseller is duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation, as the case may be, and in each jurisdiction in which the nature of its business requires it to be so, (ii) the execution, delivery and performance of this Agreement by Reseller have been duly authorized by all necessary action (corporate or otherwise) on the part of Reseller, (iii) this Agreement has been duly executed and delivered by Reseller and constitutes a legally valid and binding obligation of Reseller, enforceable against Reseller in accordance with its terms, (iv) Reseller has all Permits necessary for Reseller to enter into and perform its obligations under this Agreement, and (v) Reseller shall not violate any copyright, trade secret, trademark, patent, invention, proprietary information, privacy, non-disclosure or any other statutory or common law rights of any third party in the performance of its obligations under this Agreement.
     (b) ORBCOMM’s Representations and Warranties. ORBCOMM represents and warrants to Reseller that (i) ORBCOMM is duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation, as the case may be, and in each jurisdiction in which the nature of its business requires it to be so, (ii) the execution, delivery and performance of this Agreement by ORBCOMM have been duly authorized by all necessary action (corporate or otherwise) on the part of ORBCOMM, (iii) this Agreement has been duly executed and delivered by ORBCOMM and constitutes a legally valid and binding obligation of ORBCOMM, enforceable against ORBCOMM in accordance with its terms, and (iv) ORBCOMM or its Affiliates have all Permits necessary for ORBCOMM to enter into this Agreement and perform its obligations in accordance with the terms hereof.
     (c) Indemnification. Reseller and ORBCOMM agree to indemnify and hold harmless the other and its Affiliates, and their respective stockholders, members, officers, directors, employees, agents and representatives against all claims, demands, losses, costs or liabilities (including reasonable attorneys’ fees and costs) arising from or in connection with their respective breach of any representations, warranties, covenants or agreements contained herein.
SECTION 9 — U.S. GOVERNMENT SUBSCRIBERS
     In the case of U.S. government subscribers, Reseller acknowledges and agrees that the ORBCOMM Services shall be rendered on a commercial basis consistent with Part 12 of the Federal Acquisition Regulation (“FAR”), as amended, and that Reseller shall, and shall procure that its Agents shall, offer the ORBCOMM Services as “Commercial Items” as set forth in FAR Part 12. As set forth in FAR Part 12, ORBCOMM accepts only the following provisions with respect to any order issued under any U.S. Government contract:

FAR 52.222-26	Equal Opportunity

FAR 52.222-35	Affirmative Action for Special Disabled and Vietnam Era Veterans

FAR 52.222-36	Affirmative Action for Handicapped Workers
SECTION 10 —TESTING
     (a) Fitness for Use. Notwithstanding anything else in this Agreement, Reseller shall not promote, solicit and/or market access to and use of the ORBCOMM System with respect to the Application until such Application has been tested by and at the sole expense of Reseller and such testing demonstrates the Application’s fitness for commercial use to the reasonable satisfaction of ORBCOMM. The test or tests to be utilized pursuant to this section 10(a) shall be jointly developed by Reseller and ORBCOMM and shall be satisfactory to ORBCOMM in its sole discretion to determine the fitness for commercial use of the Application with the ORBCOMM System. Provided Reseller has given ORBCOMM ten (10) days prior written notice that it desires to have an Application approved, ORBCOMM agrees to accept or reject Reseller’s Application with fifteen (15) days after receiving a sample of the Application and all necessary information supporting such request. In the event ORBCOMM determines that such Application is not fit for commercial use with the ORBCOMM System, ORBCOMM shall identify to Reseller why the Application is not fit for commercial use with the ORBCOMM System. Reseller may resubmit an Application which was deemed by ORBCOMM unfit for commercial use with the ORBCOMM System (on the terms set forth above). Upgrades, enhancements or modifications made to an Application previously approved for use on the ORBCOMM System are subject to reasonable testing by ORBCOMM to ensure that such Application continues to be fit for commercial use with the ORBCOMM System and has not been modified to such an extent that it would be considered a new application. The Applications set forth on Exhibit B have been tested and have been approved for use with the ORBCOMM System.
     (b) Subsequent Failure. In the event that an Application, which has been tested and approved pursuant to Section 10(a), subsequently fails to meet the reasonable standards for fitness for commercial use as determined by ORBCOMM from time to time, ORBCOMM may suspend ORBCOMM Services to Reseller, Subscribers, other Persons or Subscriber Communicators that utilize such Application until such time as Reseller can demonstrate to ORBCOMM, at Reseller’s sole expense, that such Application is once again fit for commercial use to the reasonable satisfaction of ORBCOMM.
     (c) No Liability. In the event ORBCOMM suspends ORBCOMM Services to Reseller, Subscribers, other Persons or Subscriber Communicators that utilize such Application pursuant to Section 10(a) or 10(b) of this Agreement, ORBCOMM shall not incur any liability to

Reseller, Reseller’s Agents or Subscribers. Reseller shall indemnify and hold harmless ORBCOMM from any such liability for such suspension of service to Reseller, Subscribers, other Persons or Subscriber Communicators that utilize such Application.
SECTION 11 — RESTRICTIONS ON ACCESS AND USE
     (a) Abuse and Fraudulent Use. Access to the ORBCOMM System is furnished subject to the condition that there be no abuse or fraudulent use of the ORBCOMM System by Reseller, its Agents, the Subscribers or any other Person. Reseller shall not abuse or fraudulently use the ORBCOMM System and shall take any and all steps necessary to control and prevent abuse or fraudulent use of the ORBCOMM System by its Agents, Subscribers and any other Person. Abuse or fraudulent use of the ORBCOMM System includes, but is not limited to: (i) providing or attempting to provide, or assisting or permitting another Person to (A) access, alter or interfere with the communications and/or information of a Subscriber by rearranging, tampering or making an unauthorized connection with any Facilities of ORBCOMM or (B) use of any scheme, false representation or false credit device, with the intent to avoid payment, in whole or in part, for ORBCOMM Services; (ii) Using the ORBCOMM System in such a manner so as to interfere unreasonably with the use of the ORBCOMM System by Subscribers; or (iii) Using the ORBCOMM System to convey information that is deemed, in ORBCOMM’s sole judgment, to be obscene, salacious or prurient, or to convey information of an unlawful nature or in an unlawful manner.
     (b) Knowledge. Reseller shall promptly advise ORBCOMM in the event Reseller has knowledge or reason to believe that any Agent, Subscriber or any other Person is abusing or fraudulently using the ORBCOMM System in violation of Section 11(a) hereof. In the event ORBCOMM is advised or reasonably believes that Reseller, any Agent, Subscriber or other Person, is abusing or fraudulently using the ORBCOMM System as specified in Section 11(a), ORBCOMM shall have the right to immediately suspend or terminate access to the ORBCOMM System to such Reseller’s, Agent’s, Subscriber’s or other Person’s access to the ORBCOMM System for any or all of such Reseller’s, Agent’s, Subscriber’s or other Person’s Subscriber Communicators which are being fraudulently or abusively used, and ORBCOMM shall have no liability for such termination of access to the ORBCOMM System. ORBCOMM shall promptly notify Reseller of any such suspension or termination of ORBCOMM Service and the basis for such action.
     (c) Electromagnetic Interference. The parties understand and acknowledge that from time to time one or more resellers, subscribers, other Persons or subscriber communicators may cause electromagnetic interference, either intentionally or unintentionally, with (i) the operation of the ORBCOMM System in such a way as to impair the quality of service provided by ORBCOMM to its other resellers and subscribers or (ii) the operation of another system or application approved by the FCC or other Governmental Authority. Accordingly, the parties agree that: (A) ORBCOMM may upon discovery of, or upon reasonable suspicion of, any such interference or abuse by a reseller, subscriber, other Person or subscriber communicator discontinue ORBCOMM Services to the reseller, subscriber, other Person or subscriber communicator that is causing the interference or abuses; and, (B) Reseller shall promptly advise ORBCOMM in the event Reseller has knowledge or reason to believe that any Agent, Subscriber, other person or any subscriber communicator is interfering with the operation of the ORBCOMM System or any other system or application approved by the FCC or any other Governmental Authority.
     (d) Cure. In the event that a Subscriber Communicator interferes with or impairs the performance the ORBCOMM System or any of any other application approved by the FCC or any other Governmental Authority, whether intentional or unintentional, Reseller shall immediately take any and all actions necessary and advisable to cure such interference or impairment (including, if necessary repair, replacement or deactivation of the applicable Subscriber Communicator).
     (e) Compliance. Reseller shall, and shall procure that its Agents shall, comply with all applicable laws, rules and regulations of any applicable Governmental Authority in the performance of its obligations hereunder and in the use of the ORBCOMM System or any Subscriber Communicator. Reseller shall take any and all necessary action to prevent violations of all such applicable laws, rules and regulations by its Subscribers, Agents and employees in connection with the use of the ORBCOMM System or any Subscriber Communicators, whether intentional or unintentional. In the event such a violation occurs, Reseller shall immediately take any and all actions necessary or advisable upon consultation with ORBCOMM to cure such violation promptly. Reseller shall promptly advise ORBCOMM in the event Reseller has knowledge or reason to believe that any Agent or Subscriber is in non-compliance with any applicable law, rule or regulation. ORBCOMM may upon discovery, or reasonable suspicion of, any such violation discontinue ORBCOMM Services to such Agent or Subscriber.
     (f) Unusually High Usage; Message Priority. Each party shall use commercially reasonable efforts to monitor Subscriber Communicator usage and transmissions and to identify unusually high usage or transmissions. Should Reseller detect or be advised by ORBCOMM of an instance of unusually high Subscriber Communicator usage or transmissions, including as a result of disruption in Subscriber’s cellular service for dual-mode Subscriber Communicators, Reseller shall promptly investigate any such instance of unusually high Subscriber Communicator usage or transmissions and shall promptly report such findings to ORBCOMM for evaluation; provided, that ORBCOMM shall have the right to deactivate or suspend any such Subscriber Communicator. For Reseller’s dual-mode Subscriber Communicators (i.e. those which use a communication system in addition to the ORBCOMM System), Reseller shall assign a normal priority value to all messages transmitted to or received by such Subscriber Communicators and each Application shall conform to the Application Note attached as Exhibit E with respect to use of message priority. Under normal operational circumstances, such priority values will have no impact on sending or receiving messages by such Subscriber Communicators. During the occurrence and continuation of any such unusually high usage or transmissions, ORBCOMM shall have the right to implement message priority procedures to give priority to usage and transmissions by subscriber communicators other than the dual-mode Subscriber Communicators. ORBCOMM shall use commercially reasonable efforts to notify Reseller of any such implementation of message priority procedures as soon as practicable. Reseller shall use commercially reasonable efforts to limit the use of message inquiries by its Applications.
          (g) Type Approved Modems. (i) Reseller shall be responsible for ensuring that only Type Approved modems are incorporated into Subscriber Communicators sold or otherwise distributed by it and that all Subscriber Communicators used by its Subscribers in connection with the ORBCOMM System, and each Subscriber’s use thereof, at all times meets the regulatory requirements of the FCC and any other applicable Governmental Authorities. Upon the written request of Reseller, ORBCOMM shall provide Reseller from time to time with a list of Type Approved modems.
          (ii) In the event any Subscriber Communicator manufacturer notifies Reseller that a Subscriber Communicator does not meet the regulatory requirements of the FCC or any other applicable Governmental Authority, Reseller shall promptly notify ORBCOMM of such non-conforming Subscriber Communicators. In the event Reseller so notifies ORBCOMM, or ORBCOMM otherwise becomes aware that any Subscriber Communicator does not meet the regulatory requirements of the FCC or any other applicable Governmental Authority, ORBCOMM shall have the right to terminate immediately without notice such Subscriber Communicators’ access to and use of the ORBCOMM System.
          (iii) During the term of this Agreement, Reseller shall maintain in full force and effect all Permits that are required in connection with the performance of its obligations hereunder, provided, however, that Reseller, its Agents or Affiliates, shall not apply for any Permit or contact any Governmental Authority regarding any Permit, without first obtaining written authorization to do so from ORBCOMM. Upon the written request from ORBCOMM, Reseller shall provide ORBCOMM reasonable evidence of the validity or effectiveness of any Permit held by or on behalf of Reseller in connection with this Agreement.
          (h) Roaming. Reseller shall not submit for activation any Subscriber Communicator for use outside of the Territory except in connection with Applications that are Roaming Approved.
          (i) Restrictions on Access. Reseller shall notify its Agents and Subscribers regarding the foregoing restrictions on access as set forth in Sections 11(a) – (h).

SECTION 12 — APPROVAL OF AGENTS
          (a) Conditions. Reseller may appoint a Person as an Agent without the prior written approval of ORBCOMM; provided, that such appointment is in writing and states that such Person agrees to comply with the following:
          (i) such Person shall agree in writing that it shall be bound by, and shall perform its obligations in accordance with, the terms and conditions of this Agreement and shall conduct its business in such a manner as to not cause a violation of any of the provisions of this Agreement or any of the policies which ORBCOMM may establish from time to time concerning Agents or the marketing of ORBCOMM Services;
          (ii) such Person shall make to and agree with ORBCOMM in writing representations, warranties and covenants of a substantially similar nature as the representations, warranties and covenants of Reseller set forth in Section 8(a); and
          (iii) such Person shall agree in writing to indemnify and hold harmless ORBCOMM and its Affiliates and their respective stockholders, members, officers, directors, employees, agents and representatives against all claims, demands or liabilities (including reasonable attorney’s fees and out-of-pocket expenses) arising from or in connection with (A) such Person’s breach of its representations, warranties, covenants or agreements made to ORBCOMM or Reseller or (B) such Person’s actions or omissions as an Agent of Reseller;
and provided further, that such agreements in writing shall contain enforceable provisions making ORBCOMM a third party beneficiary thereof, to the extent ORBCOMM is not a direct party thereto.
          (b) Termination. Reseller shall terminate any Agent, promptly upon the request of ORBCOMM, if such Agent fails to observe or perform any of its covenants and agreements as an Agent, including those covenants and agreements set forth in Section 12(a) above.
SECTION 13 — DEFAULT
          The following events shall constitute events of default (“Events of Default”) under this Agreement: (a) Reseller fails to pay any amount to ORBCOMM when due as set forth in Section 7; (b) Reseller, any of its Agents or any of its Subscribers shall fail to observe, perform or comply, in any material respect. with any of the covenants or agreements contained in Section 2, Section 10(a) or (b), or Section 11; (c) Reseller or any of its Agents shall materially fail to observe, perform or comply with any of its covenants or agreements contained in this Agreement (other than as specified in Section 13(b)) and such failure remains uncured for a period of thirty (30) days after receipt by the breaching party of written notice of such failure or); or (d) any representation, covenant or warranty made by or on behalf of Reseller (or any Agent) contained in this Agreement or in any other agreement in connection therewith shall prove to be incorrect, false or misleading on the date as of which they were made or deemed to have been made.
SECTION 14 — TERMINATION
     (a) Right to Terminate. Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to terminate this Agreement by giving notice of termination to the defaulting party. The parties agree that the definitions set forth in Section 1, Reseller’s obligation to pay any and all amounts due and owing by Reseller under this Agreement prior to the expiration or termination of this Agreement and the covenants, agreements and obligations of the parties in Sections 6(d), 7, 8, 11(g)(iii), 14, 15, 16, 17 and 18 hereof shall survive the expiration or termination of this Agreement.
     (b) Right to Contact Subscriber. Upon termination of this Agreement by ORBCOMM, ORBCOMM shall be entitled to contact each Subscriber, if any, for the purpose of advising such Subscriber as to how such Subscriber may maintain access to the ORBCOMM System after termination of this Agreement. In such event or upon expiration of this Agreement, Reseller (i) shall cooperate with ORBCOMM to enable all Subscribers to continue to have access to the ORBCOMM System with minimal disruption, including, but not limited to, arranging for another reseller or ORBCOMM to provide ORBCOMM Services to such Subscriber or (ii) shall promptly provide ORBCOMM with sufficient information on Reseller’s Subscribers so that ORBCOMM can arrange for the provision of ORBCOMM Services to such Subscribers, provided that ORBCOMM shall be under no obligation (A) to ensure that any such Subscriber is able to continue to have access to the ORBCOMM System or (B) to arrange for any transfer of equipment owned or leased by Reseller.
     (c) No Liability. In the event ORBCOMM terminates this Agreement pursuant to an Event of Default, ORBCOMM may terminate or temporarily discontinue furnishing service to Reseller without incurring any liability to Reseller or its Agents or Subscribers. Reseller shall indemnify and hold harmless ORBCOMM from any such liability for such termination or temporary discontinuation of service to Reseller’s Subscribers.
     (d) Without Prejudice. Termination of this Agreement by ORBCOMM shall be without prejudice to any other rights or remedies ORBCOMM shall have at law or equity.
     (e) Responsibility for Obligation to Subscribers. After termination of this Agreement, Reseller shall remain solely responsible for all obligations to its Subscribers and shall remain liable for payment of all amounts due pursuant to Section 7 and all accrued but unbilled fees due pursuant to Section 7 through and including the date of termination.
     (f) Cancellation of Order. Upon the giving or receiving of any notice of termination, ORBCOMM shall be entitled to, without liability, cancel any previously accepted orders to provide ORBCOMM services to new Subscribers that have not yet been activated.

     (g) Return of Equipment and Documents. Upon termination, Reseller shall promptly return to ORBCOMM (i) any ORBCOMM equipment, other than equipment that has been paid for in frill by Reseller, and (ii) originals and any copies of the ORBCOMM Graphic Identity Manual, any marketing collateral or any technical or other manuals or documents, whether in written, electronic, magnetic, or other form or media, or provide ORBCOMM with written certification of their destruction.
     (h) Transition Period. ORBCOMM acknowledges that the ORBCOMM Service is vital to Reseller. In the event that this Agreement is terminated by ORBCOMM for a reason other than for Reseller’s failure to pay amounts due pursuant to this Agreement, pursuant to an Event of Default set forth in Section 13(a) or Reseller’s violation of law, or terminated for any reason by Reseller, ORBCOMM agrees to provide access to the ORBCOMM System (pursuant to the terms of this Agreement) only to those Subscriber Communicators provisioned on the ORBCOMM System on account of Reseller prior to such termination for a period of up to sixty (60) months, upon Reseller’s written request, to permit Reseller to transition the Subscribers to alternate service providers (the “Transition Period”). Reseller shall be liable to ORBCOMM for payment of all charges for ORBCOMM Services provided during the Transition Period. Provided Reseller is not in default, ORBCOMM agrees to make commercially reasonable efforts to maintain the level and quality of ORBCOMM Service provided by ORBCOMM during the Transition Period and to cooperate with Reseller’s transition to a new service provider.
SECTION 15 — PROPRIETARY INFORMATION, NON-DISCLOSURE AND NON-SOLICITATION.
     (a) Proprietary Information. For purposes of this Agreement, “Proprietary Information” means information of any kind in written, documentary or other tangible form disclosed by ORBCOMM or Reseller to the other and marked by the disclosing party with a legend, stamp, label or other marking indicating its proprietary or confidential nature, or, if not in tangible form, is clearly identified as confidential at the time of the disclosure, including, but not limited to, (i) information of a business, planning, marketing or technical nature, (ii) models, tools, hardware and software, and (iii) any documents, reports, memoranda, notes, files or analyses prepared by or on behalf of the receiving party that contain, summarize or are based upon any of the foregoing. The parties hereby agree that Subscriber Information and any Proprietary Information (as defined in the Mutual Non-disclosure Agreement signed by the parties) is Proprietary Information for purposes of this Agreement. Proprietary Information shall not include information that (1) is publicly available prior to the date of this Agreement, (ii) becomes publicly available after the date of this Agreement through no wrongful act of the receiving party, (iii) is furnished to others by the disclosing party without similar restrictions on their right to use or disclose, (iv) is rightfully known by the receiving party without any proprietary restrictions at the time of receipt of such information from the disclosing party or becomes rightfully known to the receiving party without proprietary restrictions from a source other than the disclosing party or (v) is independently developed by the receiving party by persons who did not have access, directly or indirectly, to the Proprietary Information.
     (b) Non-Disclosure. Except as provided for herein, from the Effective Date of this Agreement until three (3) years following the date on which Reseller ceases to be a reseller of ORBCOMM Services, the receiving party shall protect all of the disclosing party’s Proprietary Information as confidential and proprietary information and, except with the prior written consent of the disclosing party or as otherwise specifically provided herein, shall not disclose, copy or distribute such Proprietary Information to any other individual, corporation or entity. It shall not be deemed a breach of this Agreement if the receiving party produces the Proprietary Information under order of a court of competent jurisdiction or a valid administrative, arbitral or congressional subpoena, provided that the receiving party promptly notifies the disclosing party of such event so that the disclosing party may seek an appropriate protective order.
     (c) Representatives. The receiving party shall not disclose all or any part of the disclosing party’s Proprietary Information to any Affiliates, Agents, officers, directors, employees or representatives (collectively, “Representatives”) of the receiving party except on a need-to-know basis. The receiving party agrees to inform any of its Representatives who receive the disclosing party’s Proprietary Information of the confidential and proprietary nature thereof and of such Representative’s obligations with respect to the maintenance of such Proprietary Information in conformance with the terms of this Agreement.
     (d) Degree of Care. The receiving parry shall use the same degree of care to protect the confidentiality of the Proprietary Information disclosed to it as it uses to protect its own Proprietary Information, but in all events shall use at least a reasonable degree of care. Each party represents that such degree of care provides adequate protection for its own proprietary information. The receiving party shall immediately advise the disclosing party in writing of any misappropriation or misuse by any person of the disclosing party’s Proprietary Information of which the receiving party is aware.
     (e) Return of Proprietary Information. All Proprietary Information that is furnished by or on behalf of the disclosing party, including, without limitation, any copies of such materials, shall be promptly returned by the receiving party to the disclosing party upon written request by the disclosing parry for any reason. Any documents or materials prepared by or on behalf of the receiving parry (including, without limitation, reports, memoranda, notes, files or analyses, whether in written or electronic form) which contain Proprietary Information, including all copies, shall promptly be destroyed by the receiving party upon written request by the disclosing party for any reason. Such destruction shall be certified by an officer of the receiving party.
     (f) No License or Warranties. Except as set forth in this Agreement, no license to the receiving party under any trade secrets or patents is granted or implied by conveying Proprietary Information or other information to such parry, and none of the information transmitted or exchanged shall constitute any representation, warranty, assurance, guaranty or inducement with respect to the infringement of patents or other rights of others. In addition, the disclosure of Proprietary Information by the disclosing party shall not constitute or include any representation or warranty as to the accuracy or completeness of such information.
     (g) Non-Solicitation. Except as provided for herein, from the Effective Date of this Agreement until three (3) years following the date on which Reseller ceases to be a reseller of ORBCOMM Services, ORBCOMM shall not solicit with a view to selling ORBCOMM Services to any Subscriber of Reseller as a result of ORBCOMM being given the Subscriber Information by Reseller pursuant the terms of this Agreement or otherwise.
SECTION 16 — DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY
     (a) Disclaimer of Warranties.
     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NONE OF ORBCOMM OR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO THE ORBCOMM SYSTEM OR THE ORBCOMM SERVICES. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ORBCOMM AND ITS AFFILIATES EXPRESSLY DISCLAIM WITH RESPECT TO RESELLER AND ITS AGENTS AND SUBSCRIBERS, AND RESELLER (ON ITS OWN BEHALF AND ON BEHALF OF ITS AGENTS AND SUBSCRIBERS) HEREBY EXPRESSLY WAIVES, RELEASES AND RENOUNCES ALL WARRANTIES OF ORBCOMM AND ITS AFFILIATES ARISING AT LAW, EQUITY OR OTHERWISE, WITH RESPECT TO, INCLUDING, BUT NOT LIMITED TO: (A) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; (C) ANY WARRANTIES AS TO THE ACCURACY, AVAILABILITY OR CONTENT OF THE ORBCOMM SYSTEM OR THE ORBCOMM SERVICES; AND (D) ANY WARRANTY UNDER ANY THEORY OF LAW OR EQUITY, INCLUDING ANY TORT, NEGLIGENCE, STRICT LIABILITY, CONTRACT OR OTHER LEGAL OR EQUITABLE THEORY. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING CAPACITY OR SUITABILITY FOR USE, THAT IS NOT CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO BE A WARRANTY BY ORBCOMM.
     (b) Limitation of Liability.
     (i) UNDER NO CIRCUMSTANCES SHALL ORBCOMM BE LIABLE TO RESELLER FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, LOSS OF BUSINESS OR LOSS OF GOODWILL, LOSS OF USE OF EQUIPMENT OR SERVICES, OR DAMAGES TO BUSINESS OR REPUTATION, WHETHER FORESEEABLE OR NOT ARISING FROM THE PERFORMANCE OR NON-PERFORMANCE BY ORBCOMM OF ANY ASPECT OF THIS AGREEMENT WHETHER IN CONTRACT OR TORT OR

OTHERWISE, AND WHETHER THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED THAT THIS LIMITATION SHALL NOT APPLY TO THIRD PARTY CLAIMS FOR SUCH DAMAGE THAT ARE SUBJECT TO INDEMNITY OBLIGATION HEREIN. In addition, without limiting the generality of the foregoing, Reseller acknowledges and agrees that it shall have no right of recovery for the satisfaction of any cause whatsoever, arising out of or relating to this Agreement, against (a) any Affiliate of ORBCOMM, (b) any supplier of services or equipment used in the provision of the ORBCOMM Services in any circumstances in which ORBCOMM or its Affiliates would be obligated to indemnify the supplier, or (c) any officer, director, employee, agent, partner or shareholder of ORBCOMM or its Affiliates.
     (ii) Reseller acknowledges that interruptions of ORBCOMM Services may occur from time to time as the result of, among other things, (A) placing Subscriber Communicators in locations that preclude a Subscriber Communicator’s visibility to the ORBCOMM System satellites (e.g., in a tunnel), and (B) topographical and other conditions. Reseller acknowledges that service interruptions are difficult to assess as to cause or resulting damages. The parties agree that, except as provided in Section 5(e), ORBCOMM and its Affiliates shall not be liable to Reseller, its Agents or Subscribers for any losses or damages arising out of any failure or impaired performance of, error, omission, interruption, deletion, defect, delay in operation or transmission, communication line failure, theft or destruction or unauthorized access to, alteration of, or use of records, associated with the ORBCOMM System or any component thereof, whether for breach of contract, tortious behavior, negligence or under any other cause of action.
     (iii) None of ORBCOMM or any of its Affiliates shall be liable for any act or omission of Reseller, any of its Agents or any other person or entity furnishing equipment, products or services to Reseller or its Agents or Subscribers, nor shall ORBCOMM or its Affiliates be liable for any damages or losses of any kind whatsoever due to any act or omission of Reseller or its Agents or Subscribers or the failure of such equipment, products or services.
     (iv) The aggregate liability of ORBCOMM and its Affiliates arising out of, in connection with or relating to this Agreement shall be limited to direct damages proven in an amount not to exceed Ten Thousand U.S. Dollars (US$10,000).
     (v) Reseller has accepted the limitations of liability set forth herein as part of the exchange of consideration under this Agreement and expressly acknowledges that the prices for the ORBCOMM Services would be higher if ORBCOMM were requested to bear additional liability for damages.
SECTION 17 — DISPUTE RESOLUTION
     (a) Arbitration. (1) Except as provided for in Section 18(d)(ii) and 18(k), any controversy or claim arising out of, in connection with or relating to this Agreement including without limitation any disputes as to the formation or subject matter hereof, shall be settled by final and binding arbitration administered by the American Arbitration Association under its Commercial Dispute Resolution Procedures (the “Rules”). Such arbitration shall take place in New York City before a single arbitrator selected pursuant to such Rules. The arbitrators’ award shall include an allocation of arbitration fees, expenses and compensation, and may include an award to the prevailing parry of its attorney’s fees, costs and expenses in connection with the arbitration.
     (ii) Any proceedings ancillary to the arbitration, including without limitation any action or proceeding to enforce the arbitrator’s award or judgment entered thereon, shall be brought in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York, the courts having exclusive jurisdiction thereof, each party hereby consenting to the exclusive jurisdiction of such courts over it and waiving, to the fullest extent permitted by law, any defense or objection relating to in personam jurisdiction, venue or convenience of the forum. All matters arising in any action to enforce an arbitral award shall be determined in accordance with the law and practice of such forum courts.
     (b) Exclusivity. The rights of the parties under this Section 17, Section 18(d)(ii) and Section 18(k) shall be the exclusive dispute resolution mechanisms with respect to any claim or controversy under this Agreement.
SECTION 18 — MISCELLANEOUS
          (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile (answer back received), one business day after being sent by express mail or courier, or three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or such other address for a party as shall be specified by like notice, provided that such notice shall be effective only upon receipt thereof):
     ORBCOMM:
ORBCOMM Inc.
2115 Linwood Avenue
Fort Lee, New Jersey 07024
Telephone:      +1 (201) 363-4900
Facsimile:       +1 (703) 433-6400
Attention:       Chief Executive Officer and General Counsel
with a copy to:
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112 Telephone:
                      +1 (212) 408-5100
Facsimile:     +1 (212) 541-5369
Attention:     Alejandro R. San Miguel

     RESELLER:
XATA Corporation
151 East Cliff Road
Burnsville, Minnesota 55337
Telephone:     +1 (952) 707 - 5600
Facsimile:      +1 (952) 641 - 5848
Attention:       Chief Financial Officer
          (b) Binding Effect, Assignment. This Agreement shall be binding upon the parties and their permitted successors and assigns. Neither this Agreement nor any interests or obligations of Reseller, including, but not limited to, Reseller’s Subscriber accounts, shall be assigned or transferred (by operation of law or otherwise) to any Person without the prior written consent of ORBCOMM. ORBCOMM may, without the consent of Reseller, assign or delegate any of its interest or obligations hereunder.
     (c) Entire Agreement, Amendment. This Agreement and all attachments (which are hereby made part of this Agreement) contain the entire understanding between Reseller and ORBCOMM and supersede all prior written and oral understandings relating to the subject matter hereof (including any prior non-disclosure or confidentiality agreement signed by the parties). No representations, warranties, indemnities, agreements or understandings not contained herein shall be valid or effective unless agreed to in writing and signed by both parties. Any modification or amendment of this Agreement must be in writing and signed by both parties. Both parties agree and acknowledge that this Agreement shall be governed solely by the terms and conditions contained herein, and the terms and conditions of any purchase order, task order or similar document (collectively, an “Order”) shall be without any force and effect and shall not amend, modify, add to, or delete the terms or conditions of this Agreement.
          (d) Governing Law. (i) The constriction, interpretation and performance of this Agreement, as well as the legal relations of the parties arising hereunder, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict or choice of law provisions thereof. Neither party may bring any action for a claim under this Agreement later than one year after the termination of this Agreement; provided that claims under any provision of this Agreement that survives termination of this Agreement may be brought within one year of the later of the occurrence of the event giving rise to the claim and actual knowledge thereof by the party asserting such claim.
     (ii) Solely for the purposes of Section 17(a)(ii) and 18(k) of this Agreement or in the event the parties waive their arbitration rights under Section 17(a), each of the parties by its execution hereof (A) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any suit, action or other proceeding arising out of, in connection with or related to this Agreement including without limitation any disputes as to the formation or subject matter hereof and (B) hereby waives to the extent not prohibited by law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding, any claim that is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; provided that with respect to any action or proceeding by ORBCOMM seeking damages for a default under Section 13(a), ORBCOMM may at its option proceed either in one of the above named courts or pursuant to the dispute resolution provisions specified in Section 17. Reseller hereby consents to service of process in any such proceeding in any manner permitted by the laws of the state of New York and agrees that service of process by international registered mail, return receipt requested, at the address specified in or pursuant to Section 18(a) hereof is reasonably calculated to give actual notice. Reseller agrees that, at ORBCOMM’s request, it will appoint an agent for service of process within the State of New York.
     (e) Waiver. It is understood and agreed that no failure or delay by either ORBCOMM or Reseller in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege hereunder. No waiver of any terms or conditions of this Agreement shall be deemed to be a waiver of any subsequent breach of any term or condition. All waivers must be in writing and signed by both of the parties hereto.
     (f) Severability. If any part of this Agreement shall be held invalid or unenforceable, such determination shall not affect the validity or enforceability of any remaining portion, which shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated.
     (g) Headings, Section Reference. Headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified, any reference to a Section in this Agreement shall mean such Section of this Agreement.
     (h) Costs and Expenses. Except as otherwise specifically provided herein, each party shall bear all costs and expenses incurred in the performance by it of its obligations hereunder.
     (i) Independent Parties. Each party is an independent contractor. Except as provided in this Agreement, neither party shall have the right, power or authority to act or to create any obligation, express or implied, on behalf of the other party. All sales by Reseller shall be in its own name and for its own account. No provision of this Agreement shall be construed as vesting in Reseller any control over or interest in the Facilities or operations of ORBCOMM or the ORBCOMM System. Reseller shall not represent itself as a federal or state certified licensee of the ORBCOMM System.

     (j) Tariffs. In the event that any ORBCOMM Services or the charges made therefore are currently subject, or at any time become subject, to any tariff or other form of rate regulation imposed by a Governmental Authority, then the terms and conditions of this Agreement, including the prices set forth in the Pricing Rate Schedule, shall be deemed amended to conform to any conflicting terms and conditions in effect under such regulation or tariff. All non-conflicting terms and conditions of this Agreement shall remain valid and in frill force and effect.
     (k) Injunctive Relief. Each of the parties acknowledges that the ORBCOMM System and ORBCOMM Services provided pursuant to this Agreement are unique and recognizes and affirms that in the event of any breach of this Agreement by it, money damages may not be adequate and the other party may have no adequate remedy pursuant to the dispute resolution provisions specified in Section 17. Accordingly, the dispute resolution provisions specified in Section 17 are not exclusive of a party’s right to injunctive relief to the extent permitted by applicable law. For purposes of this Section only, the judicial forums set forth in Section 17 and 18 shall not be the exclusive forums in which either party can seek such injunctive relief.
     (1) Force Majeure. Neither party shall be held responsible for failure or delay in performance or delivery if such failure or delay is the result of an act of God, the public enemy, embargo, governmental act (other than the failure to obtain Permits from a Governmental Authority), fire, accident, war, riot, strikes, inclement weather or other cause of a similar nature that is beyond the control of the parties. In the event of such occurrence, this Agreement shall be amended by mutual agreement to reflect an extension in the period of performance and/or time of delivery. Failure to agree on an equitable extension shall be considered a claim or controversy and resolved in accordance with Section 17.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

ORBCOMM Inc.		XATA Corporation

By:		By:
Name:	Jerome B. Eisenberg	Name:	Craig S. Fawcett
Title:	Chief Executive Officer	Title:	Chairman and CEO

EXHIBIT A
TERRITORY
The Territory shall mean the entire world; provided, however, that the Territory shall be limited to, from time to time during the term of this Agreement, those jurisdictions within the Territory where ORBCOMM, its Affiliates, its licensees and their agents and country representatives have obtained and properly maintained all Permits. A current list of such jurisdictions within the Territory shall be made available by ORBCOMM to Reseller upon Reseller’s written request pursuant to the notice provisions herein.

EXHIBIT B
RESELLER APPLICATION
Reseller’s Application are:
XATANET – which provides in-cab mobile asset tracking and monitoring for commercial trucking.
OpCenter – which provides in-cab mobile asset tracking and monitoring for commercial trucking.

CONFIDENTIAL

Exhibit C — North America Pricing Rate Schedule (U.S. Canada and Mexico)

Total Message Units
per Subscriber
Communicator per		Price per Billing Cycle per
Billing Cycle	Price Plan Code	Subscriber Communicator
*	XDM	*
*	X10	*
*	X1	*
*	X11	*
*	X2	*
*	X12	*
*	X3	*
*	X13	*
*	X4	*
*	X14	*
*	X5	*
*	X6	*
*	X7	*
*	X8	*
*	X8+	*
Special Account Pricining
*	XPM3000	*

Administrative Charges (per SC)	Initial	Monthly
Provisioning Charge (first GCC)	*	*
Provisioning Charge (additional GCCs)	*	*
Suspension Fee	*	*
Swapout	*	*
Provisioning changes (First is no charge)	*	*
Provision optional SC features(7)	*	*
IP Gateway provisioning	*	*
Connection Mailbox fees (per account)	Setup	Monthly
COAM Frame Relay(6)	*	*
VPN Connection	*	*
POP3 Mailbox	*	*

*	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

Exhibit C — XATA International Pricing Rate Schedule

Total Message Units
per Subscriber
Communicator per		Price per Billing Cycle per
Billing Cycle	Price Plan Code	Subscriber Communicator
*	XDM	*
*	X10	*
*	X1	*
*	X11	*
*	X2	*
*	X12	*
*	X3	*
*	X13	*
*	X4	*
*	X14	*
*	X5	*
*	X6	*
*	X7	*
*	X8	*
*	X8+	*

Administrative Charges (per SC)	Initial	Monthly
Provisioning Charge (first GCC)	*	*
Provisioning Charge (additional GCCs)	*	*
Suspension Fee	*	*
Swapout	*	*
Provisioning changes (First is no charge)	*	*
Provision optional SC features(7)	*	*
IP Gateway provisioning	*	*
Connection Mailbox fees (per account)	Setup	Monthly
COAM Frame Relay(6)	*	*
VPN Connection	*	*
POP3 Mailbox	*	*

*	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

PRICING NOTES
The pricing presented herein is subject to the following terms and conditions:
1.	Terms not defined herein, or elsewhere in this Agreement, shall have the meaning set forth in the ORBCOMM Messaging Services Description (A80MK0019 — Revision — C, Issue Date: March 31, 2000) a copy of which may be obtained by contacting ORBCOMM.

2.	Each Subscriber Communicator provisioned on the ORBCOMM System shall be assigned a “Price Plan Code” as set forth on the Pricing Rate Schedule. Additionally, for administrative purposes, Reseller may request that ORBCOMM open one or more contracts (“Contracts”) within each Price Plan Code and instruct ORBCOMM to place the Subscriber Communicators within such Price Plan Code within such Contracts. Reseller shall be responsible for indicating into which Contract a Subscriber Communicator is to be placed at the time of its provisioning.

3.	Price Plan Codes correspond to the average number of Message Units transmitted over a three month period by all Subscriber Communicators provisioned with such Price Plan Code. The number of Message Units used by each Subscriber Communicator shall be calculated as follows: (a) each Data Report, Position Report, Message Enquiry, User Command, and Poll shall be equal to 1 Message Unit; (b) each Message of 7 to 33 bytes shall be equal to 2.41 Message Units; (c) each Message of 34 to 70 bytes shall be equal to 3.33 Message Units; (d) each Message of 71 to 107 bytes shall be equal to 4.24 Message Units; and (e) for Messages greater than 107 bytes, the number of Message Units is equal to the number of bytes transmitted divided by 25. For Messages and Globalgrams, the sum of the lengths in bytes of the header, subject, and body parks are included in the Message Unit calculation (minimum 33 bytes per message). Gateway Control Center acknowledgements for Reports, Commands, and Messages are included and are not counted as additional Message Units. For Subscriber Communicators which transmit a variety of message types and lengths, the total usage is determined by adding the total number of Message Units for each message type using the ratios in this paragraph 3 in each Billing Cycle. Should the actual usage exceed that of the Price Plan Code or the actual usage be less than that of the next less expensive Price Plan Code selected by the customer averaged over the last three Billing Cycles, ORBCOMM or Reseller will notify the other party in writing of the actual usage and the appropriate Price Plan Code which should apply. ORBCOMM will change the Contract to the new Price Plan Code at the start of the next Billing Cycle (after written notice from Reseller in the case of usage less than that of the next less expensive Price Plan Code selected by the customer averaged over the last three Billing Cycles), and this will stay in effect for a minimum of the next three consecutive Billing Cycles. At the conclusion of this three month period, actual usage will be recalculated and the appropriate Price Plan Code applied commencing the following month.

4.	ORBCOMM shall calculate Usage Charges invoiced to Reseller on a Contact by Contract basis. The first 999 Subscriber Communicators within a Contract shall have a Usage Charge as set forth in the column with the heading “First 999 Units.” The next 1,500 in such Contract shall have the Usage Charge set forth in the cola nun with the heading “Units 1,000-2,499” and so on. These prices are valid for applications which take reasonable care in making efficient use of ORBCOMM network resources as described in Application Note #11, Application Traffic Demand Considerations, Issue Date: September 30, 2000. ORBCOMM reserves the right to apply surcharges to accounts which make excessive demands on network resources as determined by ORBCOMM. Usage Charges shall be invoiced to Reseller in advance at the beginning of each Billing Cycle based on the number of Subscriber Communicators provisioned on the ORBCOMM System on the account of Reseller at the beginning of each Billing Cycle. Credits and additional charges for Subscriber Communicators provisioned or deprovisioned during each Billing Cycle shall be made at the beginning of the following Billing Cycle.

5.	All traffic is assumed to be sent at Non-Urgent Priority. SC-Terminated Delivery Plan Code Zero (“0”) is the standard for this pricing schedule. ORBCOMM reserves the right to charge a premium for the use of SC-Terminated Delivery Plan Codes other than Zero (“0”).

6.	Customer Owned and Maintained (LOAM) frame relay fees are minimum fees for integration and configuration of standard domestic connections. Additional setup for international connections or other special requirements are charged at $200 per hour for labor. Telephone company charges are additional.

7.	Optional Subscriber Communicator features referred to include provisioning for alternating terminating address, message forwarding, binary Globalgrams, message blocking and any other non-standard features.

EXHIBIT D

Today’s Date:	SALES FORECAST FORMAT

Year 1
Customer Name	Jan	Feb	March	April	May	June	July	Aug	Sept	Oct	Nov	Dec	Total

Monthly TOTALS

Annual
Total

Year 2
Annual
1Q	2Q	3Q	4Q	Total

Year 2
Annual
1Q	2Q	3Q	4Q	Total

Sales Forecast
(Value Added Reseller Company Information)

GENERAL INFORMATION

Company Name	Address	ORBCOMM Account #

Industry

Applications

CONTACT INFORMATION

Exec Contact	Sales Contact	Finance Contact	Technical Contact

Exec Title	Sales Title	Finance Title	Technical Title

Email	Email	Email	Email

Phone #	Phone #	Phone #	Phone #

Fax #	Fax #	Fax #	Fax #

APPLICATION

Description		Addressable Market Size

Device Tracked/Monitored

Data Communicated

Customers

Hardware		Power Management

Antenna		Back Office (web-enabled)

Reports/mo	Messages/mo	Length	Commands/mo

Target VAR Service Price	Target VAR SC Price	Latency Requirement (min)

CRITICAL ISSUES

Business Issues

Technical Issues
NOTE: Please complete this page initially upon signature of Agreement and thereafter as the information changes.